Exhibit 23.3

Consent of Independent Auditor

We consent to the use, in this Registration Statement on Form S-1, of our report dated December 29, 2020, except as described in Note 2 under Restatement, for which the date is February 16, 2021, related to the financial statements of Bailey 44, LLC (the “Company”) as of December 31, 2019, and for the year then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California
April 27, 2021